Exhibit 99.1

                   SEMTECH CEO TO MAKE INVESTOR PRESENTATION
      FIRST QUARTER SALES GROWTH AT HIGH END OF PREVIOUSLY ANNOUNCED RANGE

                                                      1:30 p.m. PDT
                                                      Wednesday, April 24, 2002

     NEWBURY PARK, CALIFORNIA, April 24, 2002 - SEMTECH CORPORATION (Nasdaq NMS:
SMTC) today announced that Jack Poe, Semtech Corporation's Chairman and CEO, will be making an investor presentation at 4:00 p.m. PDT on Tuesday, April 30, 2002, at the Merrill Lynch Hardware Heaven Technology Conference.

     The investor presentation will be available at the following location on the Internet. A replay will be available for 14 days.


http://www.on24.com/clients/merrill/conference_020429/submit.asp?presenter=semtechcorp

Updated Outlook
      Semtech expects that net sales for the first quarter ending April 28, 2002 will be at the high-end of the Company's previously announced estimate of 3 to 5 percent sequential sales growth. The Company previously estimated that earnings per diluted share would be approximately 12 cents within this sales range. The Company plans to announce first quarter results on May 21, 2002, after the close of market.

About Semtech
      Semtech Corporation is a leading supplier of analog and mixed-signal semiconductors used in a wide range of computer, industrial and communication applications. Semtech has been publicly traded since 1967 and is listed on the Nasdaq National Market under the symbol SMTC.

Safe Harbor Provision
       Statements contained in this release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including projections and forecasts for revenue and gross margin, involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include worldwide economic conditions, the timing and duration of semiconductor market upturns or downturns, demand for personal computers, cellular phones and automated test equipment, demand for semiconductor devices in general, competitors' actions, relations with large strategic customers and suppliers, manufacturing costs and yields, demand for the Company's products in particular, and risks associated with the businesses of major customers. Other factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company's prospects in general are described in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise forward-looking statements to reflect subsequent events or changed assumptions or circumstances.


Investor Relations Contact
       John Baumann, Treasurer, Telephone: 805-480-2010